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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                _______________________________________________


                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported): August 23, 1995


                                 WORLDCOM, INC.
                       (F/K/A LDDS COMMUNICATIONS, INC.)
             (Exact Name of Registrant as Specified in its Charter)


  Georgia                           0-11258                    58-1521612
(State or Other                 (Commission File             (I.R.S. Employer
 Jurisdiction of                   Number)                Identification Number)
 Incorporation)


                             515 East Amite Street
                        Jackson, Mississippi 39201-2702
                    (Address of Principal Executive Office)


Registrant's telephone number, including area code:  (601) 360-8600
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ITEM 5.  OTHER EVENTS

         On August 23, 1995, Metromedia Company ("Metromedia") converted its Series 1 $2.25 Cumulative Senior Perpetual Convertible Preferred Stock (the "Series 1 Preferred Stock") of WorldCom, Inc. ("WorldCom"), a Georgia corporation formerly known as LDDS Communications, Inc., into 21,876,976 shares of WorldCom common stock and exercised warrants to acquire 3,106,976 shares of WorldCom common stock and immediately sold its position of 30,849,548 shares of WorldCom common stock in a public offering. In connection with the preferred stock conversion, WorldCom made a one-time non-recurring payment of $15.0 million to Metromedia, representing a discount to the minimum nominal dividends that would have been payable on the Series 1 Preferred Stock prior to the September 15, 1996 optional call date of approximately $26.6 million (which amount includes an annual dividend requirement of $24.5 million plus accrued dividends to such call date). Metromedia offered the shares immediately through an underwriting by Donaldson, Lufkin & Jenrette Securities Corporation, as representative for the several underwriters. The Company did not receive any proceeds from the sale of the shares, but did receive approximately $33.7 million in proceeds from the exercise of the warrants, which will be used to repay certain existing bank debt. John W. Kluge, Chairman of WorldCom, and the two other directors elected by Metromedia, Silvia Kessel and Stuart Subotnick, currently remain as directors of WorldCom.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

Exhibit 1.1 Underwriting Agreement dated August 17, 1995 between WorldCom, Inc., Metromedia Company (the "Selling Shareholder") and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") for itself and on behalf of several underwriters named in Schedule I thereto.





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                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 29, 1995


                            WORLDCOM, INC.



                            By:   /s/ Scott D. Sullivan
                                 -------------------------------------------
                                     Scott D. Sullivan
                                     Treasurer and Chief Financial Officer






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                              INDEX TO EXHIBITS



       EXHIBIT
       NUMBER                    DESCRIPTION
       -------                   -----------
      Exhibit 1.1 Underwriting Agreement dated August 17, 1995 between WorldCom, Inc., Metromedia Company (the "Selling Shareholder") and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") for itself and on behalf of several underwriters named in Schedule I thereto.